Exhibit 4.1

AMENDMENT TO WARRANTS
TO PURCHASE COMMON STOCK

This AMENDMENT TO WARRANTS TO PURCHASE COMMON STOCK (this “Amendment”) is dated as of November 5, 2019, by and among Ocugen, Inc., a Delaware corporation formerly known as Histogenics Corporation (the “Company”), and [              ] (the “Holder”).  The Holder and the other purchasers of the Warrants (defined below) are referred to herein collectively as the “Holders.”

WHEREAS, the Company previously entered into an Agreement and Plan of Merger and Reorganization, as amended (the “Merger Agreement”), pursuant to which, effective on September 27, 2019, a wholly owned subsidiary of the Company merged with and into Ocugen OpCo, Inc, a Delaware corporation formerly known as Ocugen, Inc. (“OpCo”), with OpCo surviving as a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, in connection with the Merger, the Company previously entered into that certain Securities Purchase Agreement dated as of June 13, 2019 (the “Securities Purchase Agreement”) with the Holder and certain other investors party thereto (the “Other Holders” and together with the Holder, the “Holders”) pursuant to which, among other things, (i) the Company issued and sold to the Holders certain shares of common stock, par value $0.01 per share (“Common Stock”), described therein as the “Ocugen Financing Shares,” and (ii) the Company, as of October 4, 2019, issued and sold to the Holders (a) warrants designated “Series A Warrants” representing the right to acquire an amount of Common Stock up to the amount issuable in exchange for 200% of the Ocugen Financing Shares upon consummation of the Merger (the “Series A Warrants”), (b) warrants designated “Series B Warrants” representing the right to acquire additional shares of Common Stock as specified therein (the “Series B Warrants”), and (c)  warrants designated “Series C Warrants” representing the right to acquire up to 50 million shares of Common Stock in the aggregate (the “Series C Warrants,” and together with the Series A Warrants and the Series B Warrants, the “Warrants”) (such transactions, the “Pre-Merger Financing”);

WHEREAS, in order to amend the terms of the Warrants issued in connection with the Pre-Merger Financing, Section 9 of each Warrant requires the written consent of the Company and the Holders representing at least a majority of the shares of Common Stock underlying the Warrants then outstanding (the “Required Holders”); and

WHEREAS, the Company and  the Holder desire to amend the terms of the Warrants and to take such other actions as are set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto, intending to be legally bound, agree, as of the Effective Time (as defined below), as follows:

1.                                      Amendments to Series A Warrant.  The Series A Warrant held by the Holder is hereby amended as follows:

a.                                      Section 17(s) is hereby amended by deleting the word “or” immediately prior to clause (iv) and adding the following as a new clause (v):

“or (v) to a research or non-profit foundation or organization, in each case qualified under Section 501(c) of the Internal Revenue Code of 1986, as amended, in connection with an equity financing of the Company with gross proceeds to the Company not to exceed Ten Million Dollars ($10,000,000) and which closes on or before May 31, 2020.”

b.                                      Clause (ii) of Section 17(s) is hereby amended to delete the words “; provided, that the terms of such SPA Warrants and Series B Warrants are not amended, modified or changed on or after the Subscription Date” and insert the words “; provided, that the terms of such SPA Warrants and Series B Warrants are not amended, modified or changed on or after November 6, 2019”.

2.                                      Amendments to Series B Warrant.  The Series B Warrant held by the Holder is hereby amended as follows:

a.                                      The first sentence of the introductory paragraph of such Warrant is hereby amended to delete the words “at any time or times on or after the date hereof” and the first sentence Section 1(a) of such Warrant is hereby amended to delete the words “at any time or times on or after the Issuance Date.”  In each case, such sentences are further amended by inserting, in place of such deleted words, the words “at any time or times on or after the completion of ten (10) Trading Days immediately following the date on which the Registration Statement (as defined below) covering the resale of the Warrant Shares (defined below) is declared effective by the SEC (as defined below)”.

b.                                      Clause (1) of Section 17(q) is hereby amended and restated in its entirety as follows:

(1) each date that follows the completion of ten (10) Trading Days after each date on which a Registration Statement registering any Registrable Securities for resale by the Holder is declared effective by the SEC and/or is available;

3.                                      Amendments to Series C Warrant.  The Series C Warrant held by the Holder is hereby amended as follows:

a.                                      Such Warrant is hereby amended such that, notwithstanding anything in the Series C Warrant held by the Holder to the contrary (other than the provisions of Section 1(f)(1) of the Series C Warrant, which shall not be amended), the Series C Warrant is exercisable for an aggregate of up to [        ](1) Warrant Shares.

b.                                      The penultimate paragraph of Section 1(d) is hereby amended and restated in its entirety to say: “Notwithstanding the foregoing, from and after November 6, 2019 and prior to the Expiration Date, the Holder may, in its sole discretion exercise this Warrant in whole or in part and, in lieu of making any cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise a number of shares of Common Stock equal to the number of Warrant Shares.

4.                                      Exercise by Holder of Series C Warrant.  Effective immediately following the Effective Time, the Holder hereby exercises, pursuant to the penultimate sentence of Section 1(d) of the Series C Warrant (as amended pursuant to this Amendment), the Series C Warrant held by the Holder for [           ] Warrant Shares, which represents the maximum number of Warrant Shares permitted to be exercised up to the Maximum Percentage (as defined in the Series C Warrant).  The Company shall deliver to the Holder the above indicated number of Warrant Shares in accordance with the terms of the Series C Warrant, as amended pursuant to this Amendment.  The Company hereby acknowledges the aforementioned exercise by the Holder and hereby directs Broadridge Corporate Issuer Solutions, Inc. to issue the above indicated number of Warrant Shares in accordance with the Transfer Agent Instructions

(1)  NTD: Number of Warrant Shares to equal 40% of the Holder’s Warrant Shares.

dated September 27, 2019 from the Company and acknowledged and agreed to by Broadridge Corporate Issuer Solutions, Inc.  The Company hereby acknowledges and agrees to honor any subsequent exercises pursuant to the terms of the Series C Warrant, as amended pursuant to this Amendment.

5.                                      Leak-Out Agreement.

a.                                      The Holder agrees with the Company that from the Effective Time through 4:00 p.m. ET on January 27, 2020, neither the Holder, nor any affiliate of such Holder which (x) had or has knowledge of the transactions contemplated by the Securities Purchase Agreement and/or the Warrants, (y) has or shares discretion relating to such Holder’s investments or trading or information concerning such Holder’s investments, including in respect of the Warrant Shares, or (z) is subject to such Holder’s review or input concerning such affiliate’s investments or trading (together, the “Holder’s Trading Affiliates”), collectively, shall sell, dispose or otherwise transfer, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) on any Trading Day (any such date, a “Date of Determination”), shares of Common Stock of the Company, Warrant Shares or shares of common stock of the Company underlying any other Convertible Securities, held by the Holder on the effective date of this Amendment (collectively, the “Restricted Securities”), in an amount representing more than [  ]%(2) (the “Restriction Percentage”) of the composite trading volume of Common Stock as reported by Bloomberg, LP on each applicable Date of Determination; provided, that the foregoing restriction shall not apply to any actual “long” (as defined in Regulation SHO of the 1934 Act) sales by the Holder or any of the Holder’s Trading Affiliates at a price greater than $3.00 (in each case, as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar events occurring after the date hereof); provided, further, the foregoing restriction shall not apply to any actual “long” sales of shares of Common Stock purchased in open market transactions by the Holder or any of the Holder’s Trading Affiliates.  Notwithstanding anything to the contrary contained in this Section 5(a), from 4:00:01 p.m. ET on November 19, 2019 through 4:00 p.m. ET on January 27, 2020, the Restriction Percentage shall be [   ]%(3) instead of [   ]%(4).

b.                                      Notwithstanding anything in this Section 5 to the contrary, the Holder may, directly or indirectly, sell or transfer all, but not less than all, of any Restricted Securities to any Person (an “Assignee”) in a transaction which does not need to be reported on the consolidated tape on the Principal Market, without complying with (or otherwise limited by) the restrictions set forth in this Section 5; provided, that as a condition to any such sale or transfer an authorized signatory of the Company and such Assignee duly execute and deliver a leak-out agreement having operative provisions at least as restrictive as this Section 5.

6.                                      Effectiveness.  Notwithstanding anything to the contrary contained herein, the amendments to the Warrants set forth herein as well as all other rights, benefits and obligations set forth herein shall only be effective upon the execution of this Amendment by the Company and the Holder, and substantially identical amendments by the Company and each Other Holder who, together with the Holder, hold all of the Warrants (the time of effectiveness, the “Effective Time”).

7.                                      Securities Act Exemption. Neither the Holder nor anyone acting on behalf of the Holder has received any commission or remuneration directly or indirectly in connection with or in order to solicit or facilitate the transactions contemplated by this Amendment.  The Holder understands that the transactions contemplated hereby, to the extent they may, individually or in the aggregate, be considered an exchange of securities, are intended to be exempt from registration by virtue of Section 3(a)(9) of the 1933 Act.

(2)  NTD: Amount to equal each investor’s pro rata piece of 35%.

(3)  NTD: Amount to equal each investor’s pro rata piece of 42%.

(4)  NTD: Amount to equal each investor’s pro rata piece of 35%.

The Holder understands that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth in the Securities Purchase Agreement for purposes of qualifying for the exemption under Section 3(a)(9) of the 1933 Act as well as qualifying for exemptions under applicable state securities laws.

8.                                      Holder Acting Independently.  The obligations of the Holder under this Amendment are several and not joint with the obligations of any Other Holder under any other agreement, and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any such other agreement.  Nothing contained herein or in any other agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and any Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and any Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment or any other agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment or any other agreement.  The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors.  The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

9.                                      Filing of Form 8-K.  Prior to 9:00 am ET on November 6, 2019 (the “8-K Filing Deadline”), (i) the Company shall file with the SEC a Current Report on Form 8-K (the “8-K Filing”) disclosing the material terms of the transactions contemplated hereby and the material terms of the other substantially similar agreements with Other Holders (the “Other Warrant Amendments”) to be entered into contemporaneously herewith, and attaching the form of this Amendment to the Form 8-K and (ii) the Company shall file with the SEC a prospectus supplement to the Registration Statement reflecting the amended terms of the Warrants contemplated hereby such that the Registration Statement, after giving effect to such prospectus supplement, registers for resale all of the shares of Common Stock issuable upon exercise of the Warrants (as amended pursuant to this Amendment).  For the avoidance of doubt, the Company acknowledges and agrees that the prospectus supplement filed pursuant to clause (ii) of the immediately preceding sentence shall be subject to the terms and conditions set forth in the Registration Rights Agreement.  The Company expressly acknowledges and agrees that, following the earlier of the date of the 8-K Filing and the 8-K Filing Deadline, neither the Holder nor any of its affiliates shall have any duty of confidentiality, trust or confidence with respect to, or a duty not to trade on the basis of, any information related to this Amendment or the Other Warrant Amendments.

10.                               MFN.  The Company represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Other Holder with respect to any of the transactions contemplated by this Amendment, including, without limitation, trading restrictions set forth in Section 5 above (or any amendment, modification, waiver or release thereof) (each a “Settlement Document”), is or will be more favorable to such Other Holder than those of the Holder and this Amendment.  If, and whenever on or after the date hereof, the Company enters into a Settlement Document with terms that are not substantially identical to this Amendment, then (i) the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this Amendment shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Settlement Document, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Amendment shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder.  The provisions of this paragraph shall apply similarly and equally to each Settlement Document.

11.                               Effect of Amendment.  The Company and the Holder hereby agree and acknowledge that except as provided in this Amendment, the Warrants held by the Holder shall remain in full force and effect and have not been modified or amended in any respect, it being the intention of the Company and the Holder that this Amendment and the Warrants be read, construed and interpreted as one and the same instrument.

12.                               References to Warrants.  The Warrants held by the Holder are hereby modified in such a manner as to be consistent with all modifications and agreements contained herein and to the extent that all references therein to and descriptions therein of such Warrants shall be deemed to refer to and describe such Warrants as amended by this Amendment.

13.                               Capitalized Terms.  All capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Warrants.

14.                               Miscellaneous.  Sections 8 through 13 and Section 15 of the Warrants is applicable to this Amendment and are incorporated herein by reference.

15.                               Counterparts.  This Amendment may be executed (including by facsimile) in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

COMPANY:

OCUGEN, INC.

By:
Name:
Title:

HOLDER:

[ ]

By:
Name:
Title:

[Signature Page to Amendment Warrants to Purchase Common Stock]